Exhibit 99.1

Release Date:    April 17, 2003

Scientific-Atlanta Reports Third Quarter Results

Atlanta, GA—April 17, 2003. Scientific-Atlanta, Inc. (NYSE:SFA) today reported third quarter earnings of $26.8 million, or $0.18 per share, on sales of $382.6 million. Third quarter earnings declined $17.0 million, or 39 percent from the comparable period of the prior year, when earnings were $43.8 million, or $0.28 per share. Compared to the preceding quarter, earnings increased by $11.7 million, or 77 percent.

During the quarter, the company recorded a pre-tax charge of $3.6 million related to previously announced restructurings, and pre-tax charges of $6.9 million associated with the mark-to-market adjustments of various equity investments. The after-tax impact of these items was $6.9 million, or $0.04 per share.

Bookings

Bookings are orders received by the company during the quarter that are eligible for inclusion in backlog. Scientific-Atlanta’s policy is to place in its backlog orders for product scheduled for shipment within six months from the end of the reported quarter.

Third quarter bookings were $339.9 million, a decrease of $149.7 million, or 31 percent, from last year’s third quarter. Compared to the preceding quarter, bookings increased slightly. Results in the preceding quarter included a $19.0 million de-booking related to the termination of a contract with ish, a cable operator in Germany. There was no comparable de-booking in the third quarter of the current year.

Compared with the same quarter last year, bookings of subscriber products declined by 26 percent to $214.8 million. Subscriber product bookings declined by 14 percent sequentially. Bookings of transmission products declined by 43 percent from last year’s third quarter to $101.7 million. On a sequential basis, bookings of transmission products increased by 57 percent, partially as a result of the $19.0 million de-booking related to the ish settlement in the preceding quarter. Satellite product bookings of $23.5 million were slightly higher than last year’s third quarter, and increased 18 percent sequentially.

Backlog

Backlog at the end of the quarter was $339.9 million, a decrease of 56 percent from the third quarter of last year and a decrease of 11 percent sequentially. The backlog included approximately 800 thousand Explorer® digital set-tops. Although Scientific-Atlanta has a six-month bookings policy, the company has the production capacity to respond quickly to customer demand, and the company believes that customers may have shortened their ordering cycles accordingly.

Results of Operations

Sales of $382.6 million decreased by $70.1 million, or 15 percent from the same period a year ago, but increased by nine percent compared with the preceding quarter.

Sales of subscriber products decreased four percent from last year’s third quarter to $269.3 million, but increased 18 percent sequentially. In the quarter, the company sold 929 thousand Explorer digital set-tops and 171 thousand WebSTAR™ cable modems.

Sales of transmission products of $90.6 million were down 38 percent from the third quarter of last year, and down 13 percent from last quarter. Satellite product sales of $22.7 million were down six percent from the comparable period of last year, but increased 20 percent from last quarter.

Gross margin in the third quarter was 34.1 percent of sales, a decrease of 2.9 points from the same period a year ago, but an increase of 2.5 points sequentially. The termination of the ish contract in the preceding quarter negatively impacted the gross margin by 2.3 points in that quarter. There was no comparable transaction in the third quarter of the current year. The decline compared to last year’s third quarter was primarily due to the increased shipments of new set-top models that currently have lower gross margins than the company average.

Scientific-Atlanta reported earnings of $26.8 million, or $0.18 per share. This represented a decline of $17.0 million, or 39 percent from the comparable period of the prior year, when earnings were $43.8 million, or $0.28 per share. Compared to the preceding quarter, earnings increased by $11.7 million, or 77 percent. Third quarter earnings included the two pre-tax charges totaling $10.5 million discussed above, for which the after-tax impact was $6.9 million, or $0.04 per share.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong with cash and short-term investments of $888.5 million at the end of the quarter, an increase of $105.3 million from the end of the preceding quarter, and an increase of $157.2 million from the end of fiscal year 2002.

Accounts receivable declined by $55.6 million, and DSO improved to 53 days from 60 days in the preceding quarter. Inventory turns increased to 7.4 from 6.0 in the preceding quarter.

In the third quarter, cash provided by operating activities was $185.6 million. Year-to-date, the company has generated $300.1 million of cash from operating activities.

In the quarter, Scientific-Atlanta repurchased approximately 5.9 million of its shares for $72.1 million. The company completed an authorization for the repurchase of 8 million shares and began buying shares under a new authorization for the purchase of up to 10 million additional shares, which was approved by its Board of Directors in February 2003. Approximately 9.4 million shares remain on the new authorization. Year-to-date, the company has spent $104.5 million on share repurchases.

Other Highlights

In the third quarter, Scientific-Atlanta sold 929 thousand Explorer digital set-tops, including 106 thousand Explorer 8000 home entertainment servers and 54 thousand high-definition (HD) set-tops. In total, set-tops with digital video recording (DVR) capabilities, HD capabilities, or integrated DOCSIS cable modems constituted more than 50 percent of set-top shipments.

Scientific-Atlanta continues to expand its high-speed data product line and add new features to existing products. In the quarter, the DPX2100 cable modem received DOCSIS 2.0 certification. The company sold 171 thousand WebSTAR™ cable modems in the third quarter.

Digital technology also is continuing to change the way content is delivered to cable headends. In the past several weeks, the company announced that four cable networks have chosen Scientific-Atlanta’s PowerVu® digital technology for program distribution. These include Turner Broadcasting System, Inc., Lifetime Television, The Outdoor Channel, and A&E Television Networks.

Summarizing the third quarter results, Jim McDonald, Chairman and CEO, concluded, “We had another good quarter in an environment that remains mixed. The increased acceptance by our customers of new products in the past several quarters reinforces our belief that innovation continues to be an important driving force in the cable industry. We intend to continue to be an innovation leader in the industry, and amid the current economic and industry uncertainty, we intend to maintain our focus on execution.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

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For more information contact:

Tom Robey, Investor Relations        770-236-4608         770-236-4775 fax

tom.robey@sciatl.com

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer, and PowerVu are registered trademarks of Scientific-Atlanta, Inc. WebSTAR is a trademark of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 28, 2003	March 29, 2002	March 28, 2003	March 29, 2002
SALES	$382.6	$452.7	$1,046.2	$1,281.0

COSTS AND EXPENSES
Cost of sales	252.0	285.3	691.5	842.8
Sales and administrative	46.5	52.3	141.5	143.4
Research and development	35.7	37.5	112.4	110.7
Restructuring	3.6	3.8	14.8	22.5
Interest expense	—	0.4	0.7	0.6
Interest income	(4.7)	(4.7)	(16.4)	(16.6)
Other (income) expense, net	8.9	11.8	21.4	(4.5)

Total costs and expenses	342.0	386.4	965.9	1,098.9

EARNINGS BEFORE INCOME TAXES	40.6	66.3	80.3	182.1
PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current	3.6	38.9	30.8	77.2
Deferred	10.2	(16.4)	(3.5)	(15.1)

NET EARNINGS	$26.8	$43.8	$53.0	$120.0

EARNINGS PER COMMON SHARE
BASIC	$0.18	$0.28	$0.34	$0.77

DILUTED	$0.18	$0.28	$0.34	$0.76

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	151.8	156.4	153.8	156.8

DILUTED	152.2	158.3	154.2	158.6

DIVIDENDS PAID PER SHARE	$0.01	$0.01	$0.03	$0.03

BOOKINGS	$339.9	$489.6	$965.5	$1,140.0

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	March 28, 2003	June 28, 2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$342.7	$376.4
Short-term investments	545.7	354.8
Receivables, less allowance for doubtful accounts of $6.9 at March 28 and $5.7 at June 28	192.9	261.1
Inventories	130.3	217.5
Deferred income taxes	43.2	57.0
Other current assets	15.0	50.7

TOTAL CURRENT ASSETS	1,269.8	1,317.5

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	22.0	21.9
Buildings and improvements	82.7	78.5
Machinery and equipment	241.2	241.4

	345.9	341.8
Less—Accumulated depreciation and amortization	140.7	119.4

	205.2	222.4
GOODWILL	224.9	195.6
INTANGIBLE ASSETS	52.9	48.9
NON-CURRENT MARKETABLE SECURITIES	9.0	28.5
DEFERRED INCOME TAXES	28.4	20.8
OTHER ASSETS	60.7	80.9

TOTAL ASSETS	$1,850.9	$1,914.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$0.6	$1.7
Accounts payable	151.7	170.3
Accrued liabilities	120.9	145.6
Income taxes currently payable	11.7	—

TOTAL CURRENT LIABILITIES	284.9	317.6
LONG-TERM DEBT, LESS CURRENT MATURITIES	9.1	8.6
OTHER LIABILITIES	149.5	151.6
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at March 28 and at June 28	82.5	82.5
Additional paid-in capital	511.1	530.7
Retained earnings	1,081.6	1,033.2
Accumulated other comprehensive income (loss), net of taxes of $10.3 at March 28 and tax benefit of ($0.1) at June 28	16.8	(0.2)

	1,692.0	1,646.2
Less—Treasury stock, at cost (16,163,255 shares at March 28 and 8,361,862 shares at June 28)	284.6	209.4

	1,407.4	1,436.8

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,850.9	$1,914.6